Exhibit 99.1
For Immediate Release
Contacts:
Investor Relations: Gregg Kvochak, (310) 556-8550
For Media: Mike Distefano, (310) 843-4199
Korn/Ferry International Announces First Quarter Fiscal 2012 Results of Operations
Highlights
•	Q1 FY’12 fee revenue increased 18% to $206.3 million, compared to $175.1 million in the same quarter last year.
•	Q1 FY’12 diluted earnings per share was $0.33, compared to diluted earnings per share of $0.24 in Q1 FY’11.
Los Angeles, CA, September 8, 2011 - Korn/Ferry International (NYSE: KFY), a premier global provider of talent management solutions, announced Q1 FY’12 diluted earnings per share of $0.33 compared to diluted earnings per share of $0.24 in Q1 FY’11.
“Korn/Ferry performed well, as evidenced by the firm’s ninth consecutive quarter of fee revenue growth and 18% growth year over year,” said Gary Burnison, CEO, Korn/Ferry International. “I am encouraged by our results, particularly in this tumultuous economic environment as the global economy struggles to rationalize the new normal. Irrespective of the macro conditions, leading organizations recognize that attracting and developing the best people is a continual priority. Korn/Ferry will continue to seek out opportunity from the volatility which has enveloped the world.”

Financial Results
(dollars in millions, except per share amounts)

	First Quarter
	FY’12	FY’11
Fee revenue	$206.3	$175.1
Total revenue	$214.6	$183.2
Operating income	$25.9	$19.3
Operating margin	12.6%	11.0%
Net income	$15.4	$10.9
Basic earnings per share	$0.34	$0.24
Diluted earnings per share	$0.33	$0.24
Fee revenue was $206.3 million in Q1 FY’12 compared to $175.1 million in Q1 FY’11, an increase of $31.2 million, or 18%, which reflects increases in fee revenue from all segments of the business driven primarily by a 12% increase in the overall number of engagements billed as well as a 5% increase in the weighted-average fee billed per engagement compared to the year-ago fiscal quarter. Weighted-average fee billed is impacted by the mix of engagements by segment and fluctuating foreign currencies. On a constant currency basis, fee revenue increased $17.8 million, or 10%.
Compensation and benefits were $137.4 million in Q1 FY’12, an increase of $17.2 million, or 14%, compared to $120.2 million in Q1 FY’11. This increase is attributable mainly to an increase in worldwide headcount compared to the year-ago fiscal quarter. On a constant currency basis, compensation and benefits increased $7.6 million, or 6%.
General and administrative expenses were $34.8 million in Q1 FY’12, an increase of $6.2 million, or 22% from $28.6 million in Q1 FY’11. This increase is attributable to an increase in premise and office expenses, professional fees, business development expenses and an increase in unrealized foreign exchange losses. Premise and office expenses increased due to the timing of lease renewals in existing cities. Travel and business development expenses, including costs associated with social media initiatives, increased primarily due to the increase in our overall business activities reflected in the 18% increase in fee revenues. On a constant currency basis, general and administrative expenses increased $3.4 million, or 12%.
Operating income was $25.9 million in Q1 FY’12 compared to operating income of $19.3 million in Q1 FY’11, an increase of $6.6 million, or an increase of 34%.
Balance Sheet and Liquidity
Cash and marketable securities were $281.2 million at July 31, 2011 compared to $369.1 million at April 30, 2011. Cash and marketable securities include $79.2 million and $71.4 million held in trust for deferred compensation plans at July 31, 2011 and April 30, 2011, respectively. Cash and marketable securities decreased by $87.9 million from April 30, 2011, mainly due to payment of FY’11 annual bonuses paid in Q1 FY’12, partially offset by cash provided by operating activities.

Results by Segment
Selected Executive Recruitment Data
(dollars in millions)

	First Quarter
	FY’12	FY’11
Fee revenue	$176.1	$154.9
Total revenue	$182.9	$161.4
Operating income	$35.6	$27.7
Operating margin	20.2%	17.9%

Ending number of consultants	474	478
Average number of consultants	472	476
Engagements billed	4,092	3,723
New engagements (a)	1,965	1,890

(a)	Represents new engagements opened in the respective period.
Fee revenue was $176.1 million in Q1 FY’12, an increase of $21.2 million, or 14%, when compared to fee revenue of $154.9 million in Q1 FY’11. Fee revenue increased in all regions due to a 10% increase in the number of executive recruitment engagements billed and a 3% increase in the weighted-average fee per engagement billed when compared to Q1 FY’11. Weighted-average fee billed is impacted by the mix of engagements by region and fluctuating foreign currencies. On a constant currency basis, fee revenue increased $11.6 million, or 7%.
Operating income was $35.6 million in Q1 FY’12 compared to operating income of $27.7 million in Q1 FY’11, an increase of $7.9 million. This increase is primarily attributed to the $21.2 million increase in fee revenue in Q1 FY’12 as compared to Q1 FY’11, which was partially offset by a $10.1 million and $2.3 million increase in compensation and benefits expense and general and administrative expenses, respectively. The increase in compensation and benefits expense primarily resulted from an increase in headcount, and the increase in general and administrative expense, which was primarily driven by an increase in premise and office expense and business development expenses, both of which were due to an increase in overall business activities.
The total number of consultants at July 31, 2011 and 2010 was 474 and 478, respectively.

Selected Futurestep Data
(dollars in millions)

	First Quarter
	FY’12	FY’11
Fee revenue	$30.2	$20.2
Total revenue	$31.7	$21.8
Operating income	$2.3	$1.0
Operating margin	7.6%	4.9%
Fee revenue was $30.2 million in Q1 FY’12, an increase of $10.0 million, or 50%, from $20.2 million in Q1 FY’11. The improvement in fee revenue was driven by a 28% increase in the weighted-average fee billed per engagement, as well as a 17% increase in the number of engagements billed. The increase in fee revenue was also positively impacted by an increase in engagement activity for existing clients in Q1 FY’12 compared to Q1 FY’11. On a constant currency basis, fee revenue increased $6.2 million, or 31%.
Operating income was $2.3 million in Q1 FY’12 compared to operating income of $1.0 million in Q1 FY’11, an increase of $1.3 million, or 130%. This increase is primarily attributed to the $10.0 million increase in fee revenue in Q1 FY’12 as compared to Q1 FY’11, which was partially offset by a $7.2 million and $1.3 million increase in compensation and benefits expense and general and administrative expenses, respectively. The increase in compensation and benefits expense was attributable mainly to an increase in headcount and to a lesser degree an increase in the variable component of compensation when compared to the year-ago fiscal quarter. The increase in general and administrative expense was primarily driven by an increase in overall business activities.
Outlook
Given the uncertainty caused by the global economy and financial markets, it is more challenging to accurately forecast business results. However, assuming economic conditions, financial markets and foreign exchange rates do remain steady, Q2 FY’12 fee revenue is likely to be in the range of $192 million to $210 million and diluted earnings per share is likely to be in the range of $0.30 to $0.36.
Earnings Conference Call Webcast
The earnings conference call will be held today at 5:30 PM (EDT) and hosted by CEO Gary Burnison, CFO Mike DiGregorio and SVP Finance Gregg Kvochak. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.
Korn/Ferry International (NYSE: KFY), with a presence throughout the Americas, Asia Pacific, Europe, the Middle East and Africa, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to attract, deploy, develop and reward their talent. Visit www.kornferry.com for more information on the Korn/Ferry International family of companies, and www.kornferryinstitute.com for thought leadership, intellectual property and research.

Forward-Looking Statements
Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. These statements, which include words such as “believes”, “expects” or “likely” include references to our outlook. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties that are beyond the control of Korn/Ferry. The potential risks and uncertainties include those relating to competition, the dependence on attracting and retaining qualified and experienced consultants, maintaining our brand name and professional reputation, potential legal liability, the portability of client relationships, global and local political or economic developments in or affecting countries where we have operations, currency fluctuations in our international operations, risks related to the growth, alignment of our cost structure with our growth, restrictions imposed by off-limits agreements, reliance on information processing systems, our ability to enhance and develop new technology, the successful integration of acquired businesses, our ability to develop new products and services, impairment of goodwill and other intangible assets, deferred tax assets and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Use of Non-GAAP Financial Measures
This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In particular, it includes:
•	constant currency amounts that represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.
This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Management believes the presentation of this non-GAAP financial measure in this press release provides meaningful supplemental information regarding Korn/Ferry’s performance as excluding the impact of exchange rate changes on Korn/Ferry’s financial performance allows investors to make more meaningful period-to-period comparisons of the Company’s operating results, the ability to better identify operating trends that may otherwise be masked or distorted by exchange rate changes and to perform related trend analysis, and provides a higher degree of transparency of information used by management in its evaluation of Korn/Ferry’s ongoing operations and financial and operational decision-making.
[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	July 31,
	2011	2010
	(unaudited)
Fee revenue	$206,331	$175,112
Reimbursed out-of-pocket engagement expenses	8,259	8,050

Total revenue	214,590	183,162

Compensation and benefits	137,371	120,208
General and administrative expenses	34,773	28,615
Out-of-pocket engagement expenses	13,135	12,099
Depreciation and amortization	3,369	2,968

Total operating expenses	188,648	163,890

Operating income	25,942	19,272
Other loss, net	(2,022)	(1,501)
Interest expense, net	(581)	(808)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	23,339	16,963
Income tax provision	8,435	6,521
Equity in earnings of unconsolidated subsidiaries, net	507	462

Net income	$15,411	$10,904

Earnings per common share:
Basic	$0.34	$0.24

Diluted	$0.33	$0.24

Weighted-average common shares outstanding:
Basic	45,969	44,642

Diluted	47,299	45,755

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
FINANCIAL SUMMARY BY SEGMENT
(in thousands)
(unaudited)

	Three Months Ended July 31,
	2011	2010	% Change
Fee Revenue:
Executive recruitment:
North America	$98,425	$89,975	9%
EMEA	43,242	36,268	19%
Asia Pacific	25,675	21,142	21%
South America	8,791	7,486	17%

Total executive recruitment	176,133	154,871	14%
Futurestep	30,198	20,241	49%

Total fee revenue	206,331	175,112	18%
Reimbursed out-of-pocket engagement expenses	8,259	8,050	3%

Total revenue	$214,590	$183,162	17%

		Margin		Margin
Operating Income:
Executive recruitment:
North America	$24,026	24.4%	$19,675	21.9%
EMEA	5,344	12.4%	3,053	8.4%
Asia Pacific	3,934	15.3%	3,069	14.5%
South America	2,283	26.0%	1,879	25.1%

Total executive recruitment	35,587	20.2%	27,676	17.9%
Futurestep	2,306	7.6%	989	4.9%
Corporate	(11,951)		(9,393)

Total operating income	$25,942	12.6%	$19,272	11.0%

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	July 31,	April 30,
	2011	2011
	(unaudited)
ASSETS
Cash and cash equivalents	$156,937	$246,856
Marketable securities	21,232	20,868
Receivables due from clients, net of allowance for doubtful accounts of $10,853 and $9,977 respectively	152,250	128,859
Income taxes and other receivables	4,747	5,138
Deferred income taxes	11,124	10,214
Prepaid expenses and other assets	32,359	29,662

Total current assets	378,649	441,597

Marketable securities, non-current	103,043	101,363
Property and equipment, net	46,010	43,142
Cash surrender value of company owned life insurance policies, net of loans	72,080	70,987
Deferred income taxes	62,134	64,418
Goodwill	182,095	183,952
Intangible assets, net	21,728	22,289
Investments and other assets	47,029	43,932

Total assets	$912,768	$971,680

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$13,435	$12,504
Income taxes payable	4,369	4,674
Compensation and benefits payable	92,995	173,097
Other accrued liabilities	47,289	43,591

Total current liabilities	158,088	233,866

Deferred compensation and other retirement plans	137,643	139,558
Other liabilities	20,158	19,919

Total liabilities	315,889	393,343

Stockholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 59,789 and 59,101 shares issued and 47,720 and 47,003 shares outstanding, respectively	408,606	404,703
Retained earnings	163,905	148,494
Accumulated other comprehensive income, net	24,886	25,660

Stockholders’ equity	597,397	578,857
Less: notes receivable from stockholders	(518)	(520)

Total stockholders’ equity	596,879	578,337

Total liabilities and stockholders’ equity	$912,768	$971,680